Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-                ) of Teledyne Technologies Incorporated pertaining to the Teledyne Technologies Incorporated 2014 Incentive Award Plan and to the incorporation by reference therein of our report dated February 24, 2014, with respect to the consolidated financial statements and schedule of Teledyne Technologies Incorporated, included in its Annual Report (Form 10-K) for the year ended December 29, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 23, 2014

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